Exhibit 23.1





                   CONSENT OF JOHNSON, MILLER & CO., CPA'S PC

The Board of Directors and Stockholders

Amen, Properties, Inc.:

We hereby consent to the incorporation by reference in the registration statements (No. 333-79663) on Form S-8 of AMEN, Properties, Inc. of our report dated February 24, 2006, with respect to the consolidated balance sheets of Amen Properties, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004, which appear in the December 31, 2005 and 2004 annual report on Form 10KSB of Amen Properties, Inc.

We also consent to reference to us under the caption "Experts" in the Form S-8.


/s/ Johnson, Miller & Co.


Midland, Texas
March 28, 2006








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